EXHIBIT 99.1

INSMED ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2007 FINANCIAL RESULTS

RICHMOND, VA. March 4, 2008—Insmed Inc. (Nasdaq CM: INSM), a developer of follow-on biologics and biopharmaceuticals, today reported results for the quarter and full-year ended December 31, 2007.

Full-Year 2007 and Recent Company Highlights

•	Follow-on Biologics Program

•	Completed development of INS-19 (Granulocyte Colony Stimulating Factor or G-CSF) and INS-20 (Peg G-CSF), positioning these products to enter clinical trials in 2008;

•

Testified at two congressional hearings—“Safe and Affordable Biotech Drugs—The Need for a Generic Pathway” and “Assessing the Impact of a Safe and Equitable Biosimilar Policy in the United States” where Geoffrey Allan, Ph.D., the Company’s President and CEO, urged the need to create a regulatory pathway for the approval of follow-on biologics (“FOBs”) in the U.S.;

•

Appointed Steve Glover, who has approximately 25 years of biotechnology experience, as President of the Company’s FOB program in order to most effectively leverage Insmed’s scientific capabilities in the field;

•

Completed external market assessment using a major U.S. market research firm, which indicated a $9 billion annual market potential for the Company’s FOB candidates whose corresponding innovator products’ patents expire within the next eight years;

•	Launched a broad education campaign on the importance of establishing a regulatory pathway for FOBs in the U.S.; and

•

Commissioned econometric study by economist Dr. Robert J. Shapiro, former Under Secretary of Commerce in the Clinton Administration, that identified potential cost savings of approximately $378 billion over the next 20 years from making FOBs available in the U.S.

•	IPLEX™

•

Made IPLEX™ available to physicians in Italy at the request of the Italian Ministry of Health to treat patients with Amyotrophic Lateral Sclerosis (“ALS”), also known as Lou Gehrig’s Disease, through an expanded access program (“EAP”), with the Company receiving cost recovery payments for IPLEX™ from the Italian Health Authorities. EAP currently includes 15 physicians and approximately 70 subjects, and the Company received cost recovery of $5.4 million for IPLEX™ supplied to the EAP in the full-year 2007;

•

Announced positive results from a Phase 2 investigator-sponsored study of IPLEX™ in six patients with myotonic muscular dystrophy (“MMD”) that met the primary study endpoints of being safe and well-tolerated, and indicated improvements in patients’ muscle mass, cholesterol and triglycerides;

•	Initiated a 24-week, multi-center, randomized, double blind, placebo-controlled Phase 3 enabling clinical trial with IPLEX™ in 60 patients with MMD;

•	Awarded a grant of $2.1 million from the Muscular Dystrophy Association (“MDA”), which is expected to cover a substantial portion of the external costs associated with the MMD trial;

•

Granted Orphan Drug designation for IPLEX™ for the treatment of MMD by the FDA, providing the Company with, among other important benefits, seven years of market exclusivity upon approval of IPLEX™ for the MMD indication; and

•	Completed an external assessment of the total market for MMD treatments that indicated that the market for MMD could be as high as between $800 million and $1.4 billion.

“We are clearly making significant progress in executing on our dual-path business strategy,” said Dr. Allan. “Both our FOBs and IPLEX™ programs achieved substantial milestones in 2007, and possess significant momentum as we move through 2008. We intend to initiate clinical trials for our first two FOBs this year and will continue to have an active voice on the regulatory pathway issue. In addition, we expect to continue moving IPLEX™ through the clinic in multiple indications, having prioritized MMD as the initial primary indication.”

Financial Results for Fourth Quarter and Full-year 2007

Revenues for the fourth quarter ended December 31, 2007 were $2.1 million, up from $502,000 for the corresponding period in 2006. The increase was mainly attributable to improvements in cost recovery from our EAP to treat patients with ALS. This was partially offset by the revenues lost from our withdrawal of IPLEX™ from the short stature market pursuant to the terms of our Settlement Agreement.

The net loss for the fourth quarter of 2007 was $3.3 million or $0.03 per share, compared with a net loss of $21.4 million or $0.21 per share in the fourth quarter of 2006. This improvement was attributable to a reduction in selling, general and administrative expenses (“SG&A Expenses”), which fell to $947,000 from $9.7 million and the elimination of both a $7.1 million asset impairment charge and an $836,000 cost of goods sold charge, which occurred in 2006. These were partially offset by an increase in research and development expenses (“R&D Expenses”) from $4.3 million to $4.5 million.

The reduction in SG&A Expenses was due primarily to reduced litigation expenses and the elimination of commercial expenses associated with our business restructuring plan. The elimination of the asset impairment charge and cost of goods sold resulted from our withdrawal of IPLEX™ from the short stature market, while the higher R&D Expenses reflected an increase in our clinical activity.

Interest income in the fourth quarter of 2007 fell to $264,000 from $528,000 in same period of 2006. This was due to the combination of a lower average cash balance on hand and lower interest rates during the most recent quarter. Interest expense declined to $217,000 in the most recent period from $552,000 during the corresponding period of 2006 due to the lower conversion of notes into common stock, which resulted in a reduced debt discount amortization charge for the last quarter of 2007.

Revenues for the full-year 2007 totaled $7.5 million, up from $991,000 in the corresponding period of 2006. This increase was due to improvements in the cost recovery from our EAP and the receipt of licensing income from our agreement with NAPO Pharmaceuticals Inc., (“NAPO”), combined with increased sales of IPLEX™ during the first quarter of 2007.

The net loss for the 12 months ended December 31, 2007 was $20.0 million or $0.17 per share, compared to $56.1 million or $0.59 per share for the 12 months ended December 31, 2006. R&D Expenses dropped to $18.9 million from $21.1 million, reflecting lower litigation expenses which were included in R&D Expenses during the first quarter of 2006, and reduced commercial manufacturing activity in 2007. SG&A Expenses fell to $8.5 million from $25.7 million, due to a combination of reduced litigation expenses, which were included in SG&A Expenses for the final three quarters of 2006, and the elimination of commercial expenses in 2007.

Interest income for the full-year 2007 was $1.2 million, compared to $1.9 million for the full-year 2006. This decrease was mainly due to lower interest rates and a lower average cash balance for the full-year 2007 as compared to the full-year 2006. Interest expense for the 12 months ended December 31, 2007 was $682,000, compared to $3.7 million for corresponding period of 2006. This decrease in interest expense resulted from lower amortization of the debt discount associated with our March 2005 financing, as a significant acceleration of the discount took place in 2006 due to the conversion of notes into shares of our common stock.

As of December 31, 2007, we had total cash, cash equivalents and short-term investments on hand of $16.5 million, compared to $24.1 million on hand as of December 31, 2006. The $7.6 million decrease in cash, cash equivalents and short-term investments mainly reflected the use of $25.3 million for operating activities and a $500,000 investment in NAPO, which was partially offset by net proceeds of $17.0 million from an offering of our common stock and warrants to purchase our common stock and $1.0 million from the reduction of an outstanding letter of credit.

Conference Call

To participate in today’s 8:30 AM ET live conference call, please dial 800-510-0146 (U.S. callers) or 617-614-3449 (international), and provide passcode 84349393. A live webcast of the call will also be available at:

http://phx.corporate-ir.net/playerlink.zhtml?c=122332&s=wm&e=1768582. Please allow extra time prior to the webcast to register, download and install any necessary audio software.

The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days beginning today at 10:30 AM ET at 888-286-8010 (U.S. callers) or 617-801-6888 (international callers), using passcode 90757979.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs. For more information, please visit www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of product candidates, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our entrance into the follow on biologics market may be unsuccessful, our common stock could be delisted from the Nasdaq Capital Market and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

INSMED INCORPORATED

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash, cash equivalents and short-term investments	$16,479	$24,112
Short-term investments	—	—
Restricted cash	—	407
Accounts receivable, net	250	241
Inventories	—	576
Prepaid expenses	244	87

Total current assets	16,973	25,423

Long-term assets:
Restricted cash —long term	2,095	2,708
Investments	258	—
Deferred financing costs, net	170	209
Property and equipment, net	4	8

Total long-term assets	2,527	2,925

Total assets	$19,500	$28,348

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$904	$7,187
Accrued project costs & other	503	1,115
Payroll liabilities	631	1,302
Interest payable	23	23
Deferred rent	115	54
Deferred income	245	—

Convertible debt	2,211	—
Debt discount	(950)	—

Net convertible debt	1,261	—

Total current liabilities	3,682	9,681

Long-term liabilities:
Convertible debt	2,764	5,125
Debt discount	(651)	(1,964)

Net long-term convertible debt	2,113	3,161

Asset retirement obligation	2,217	1,626

Total liabilities	8,012	14,468

Stockholders’ equity:
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 121,904,312 in 2007 and 101,328,118 in 2006	1,219	1,013
Additional paid-in capital	341,270	323,664
Accumulated deficit	(330,759)	(310,797)
Accumulated other comprehensive loss:
Unrealized loss on investment	(242)	—

Net stockholders’ equity	11,488	13,880

Total liabilities and stockholders’ equity	$19,500	$28,348

INSMED INCORPORATED

Consolidated Statements of Operations

(in thousands, except per share data—unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Sales, net	$—	$312	$423	$263
Royalties	41	50	121	157
License income	62	—	1,607	—
Other expanded access program income	2,039	140	5,378	571

Total revenues	2,142	502	7,529	991

Operating expenses:
Cost of goods sold	—	836	576	1,490
Asset impairment	—	7,103	—	7,103
Research and development	4,539	4,251	18,937	21,089
Selling, general and administrative	947	9,716	8,455	25,682

Total expenses	5,486	21,906	27,968	55,364

Operating loss	(3,344)	(21,404)	(20,439)	(54,373)

Interest income	264	528	1,159	1,937
Interest expense	(217)	(552)	(682)	(3,703)

Net loss	$(3,297)	$(21,428)	$(19,962)	$(56,139)

Basic and diluted net loss per share	$(0.03)	$(0.21)	$(0.17)	$(0.59)

Shares used in computing basic and diluted net loss per share	121,812	100,634	114,682	95,321

INSMED INCORPORATED

Consolidated Statements of Cash Flows

(in thousands—unaudited)

	Twelve Months Ended December 31,
	2007	2006
Operating activities
Net loss	$(19,962)	$(56,139)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	406	3,369
Non-cash stock acceleration
Stock based compensation expense	521	885
Stock options issued for services	38	79
Impairment of property, plant and equipment		5,020
Changes in operating assets and liabilities:
Accounts receivable	(9)	(241)
Inventory	576	(576)
Other assets	(157)	(4)
Accounts payable	(6,282)	6,219
Accrued project costs	(612)	(875)
Payroll liabilities	(671)	(272)
Deferred rent	61	(232)
Deferred income	245
Asset retirement obligation	591	592
Interest payable	—	(29)

Net cash used in operating activities	(25,255)	(42,204)

Investing activities
(Increases) Decreases of short-term investments	9,066	(12,191)
Purchases of investments	(500)	—
Purchases of property, plant and equipment	—	(5,020)

Net cash provided by (used in) investing activities	8,566	(17,211)

Financing activities
Proceeds from issuance of common stock
Proceeds from issuance of convertible debt with detachable stock warrants —	—
Public offering	18,230	43,240
Issuance costs	(1,266)	(421)
Warrants converted into shares	—	9,069
Other	138	325

Total proceeds from issuance of common stock	17,102	52,213
Costs incurred in conjunction with issuance of debt	—	—
Changes in cash restricted to restricted letters of credit	1,020	288

Net cash provided by financing activities	18,122	52,501

Increase (Decrease) in cash and cash equivalents	1,433	(6,914)
Cash and cash equivalents at beginning of period	2,121	9,035

Cash and cash equivalents at end of period	$3,554	$2,121

Supplemental information
Cash paid for interest	$279	$319